EXHIBIT 99.1


On September 18, 1998, the Registrant issued the following press release:

          "PYR ENERGY REPORTS PLUGGING OF SCHOOL ROAD EXPLORATION WELL

     DENVER - PYR Energy Corporation (EBB-PYRX) today announced that the School Road #67X-30 exploration well (Sec 30, T32S, R25E) has been plugged and abandoned after drilling to a total depth of 12,509 feet. In spite of significant and encouraging hydrocarbon shows during drilling, detailed log analysis of the well indicated that the lower 'Stevens' reservoir interval was tight and incapable of sustaining commercial production. PYR was carried for its interest in the drilling of the #67X-30 well.

     Scott Singdahlsen, president of PYR Energy, stated "While we are disappointed with the ultimate result of the well, we are encouraged that the 3D seismic exploration model proved to be accurate and useful. We plan to integrate the new well data into the 3D seismic data to fully evaluate additional exploration potential on PYR acreage at School Road. The #67X-30 well was the first in a series of 'Stevens' exploration tests that we plan to drill in the southern San Joaquin basin. Due to differences in reservoir quality and geological setting, we believe that the results of our School Road well are not indicative of the ultimate potential of our exploration activities at SE Maricopa. We recently completed acquisition of 52 square miles of proprietary 3D seismic data at SE Maricopa, and expect to receive the final processed data volume in the very near future. We remain very optimistic concerning the reserve potential in our SE Maricopa acreage."

     At East Lost Hills, the Company's Mastiff prospect well continues to drill ahead toward an anticipated total depth of approximately 19,000 feet. The well was side-tracked in an attempt to gain better structural position and delineate potential uphole pay. The well is expected to reach total depth in the next 30 to 45 days.

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company?s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."